Exhibit 10.3

Execution Version

Privileged and Confidential

AMENDMENT NO. 2 TO TERM EMPLOYMENT AGREEMENT

This Amendment No. 2 to Term Employment Agreement (“Amendment”) is entered into as of April 2, 2024 (the “Amendment Date”), by and among ENDEAVOR GROUP HOLDINGS, INC. (“EGH”), ENDEAVOR OPERATING COMPANY, LLC (“Endeavor Operating Company” or such affiliate thereof which may employ Employee from time to time (“Employer”)) and MARK SHAPIRO, an individual (“Employee”).

RECITALS

A.

Employee, EGH and Endeavor Operating Company are currently party to that certain Term Employment Agreement, dated as of April 19, 2021, as amended by that certain Amendment No. 1, dated February 26, 2024 (collectively, the “Employment Agreement”).

B.

Wildcat EGH Holdco, LP, Wildcat OpCo Holdco, LP, Wildcat PubCo Merger Sub, Inc., Wildcat OpCo Merger Sub, L.L.C., Wildcat Manager Merger Sub, L.L.C., Endeavor Executive Holdco, LLC, Endeavor Executive II Holdco, LLC, Endeavor Executive PIU Holdco, LLC, EGH, Endeavor Manager, LLC and EOC entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, modified, waived or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”).

C.	The parties hereto desire to amend the Employment Agreement to reflect changes to compensation agreed to by the parties hereto.

D.	Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.	Effectiveness.

The Employment Agreement is hereby modified with the modifications herein effective as of the Amendment Date (and not with respect to any period preceding the Amendment Date).

2.	Amendment.

(a)	Base Salary. Section 3.1 of the Employment Agreement is hereby amended by replacing the first sentence to read as follows:

“During the Term, Employer agrees to pay and Employee agrees to accept a salary at an annual rate of $7,000,000 (the “Base Salary”), pro-rated for any partial calendar year, if applicable.”

(b)	Annual Bonus. All references to “Annual Bonus” in the Employment Agreement (when used as a defined, capitalized term) shall be replaced and superseded with “Guaranteed Bonus.”

(c)	Guaranteed Bonus. Subsection 3.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Privileged and Confidential

“3.2 Guaranteed Bonus.

In addition to the Base Salary, for services provided in 2024 and in each subsequent year during the Term, Employer shall pay to Employee a guaranteed annual cash bonus (the “Guaranteed Bonus”) in an amount equal to $15,000,000 per annum; provided, that, for 2024, the Guaranteed Bonus shall be calculated by adding (i) a pro rata portion of $3,000,000, based on the portion of 2024 from January 1, 2024 through the Amendment Date, plus (ii) a pro rata portion of $15,000,000, based on the portion of 2024 from the Amendment Date through December 31, 2024. Payment of the Guaranteed Bonus shall be made at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Guaranteed Bonus relates. Except as set forth in Section 4, the Guaranteed Bonus shall be payable to Employee only if he is employed in good standing with Employer as of the payment date of such Guaranteed Bonus.”

(d)	Asset Sale Bonus. Section 3 of the Employment Agreement is hereby amended by inserting a new Subsection 3.7, as follows:

“3.7 Asset Sale Bonus.

a.

Employee shall be eligible to receive a cash bonus upon the completion of certain qualifying Asset Sales (as defined in Subsection 3.7(c) below), as further described below (the “Asset Sale Bonus”). The amount of the Asset Sale Bonus earned and payable to Employee in connection with any such qualifying Asset Sale(s) shall be determined as follows:

i.

Upon the completion of an Asset Sale following April 2, 2024 (the “Amendment Date”) where the total cumulative consideration for all Reference Assets sold (including the consideration for Reference Assets sold in connection with any prior Asset Sale) equals or exceeds $1,000,000,000 for the first time (the “First Qualifying Asset Sale”), the Asset Sale Bonus shall equal $20,000,000. In no event may Employee earn more than one Asset Sale Bonus under this Subsection 3.7(a)(i).

ii.

Following the First Qualifying Asset Sale, upon the completion of the next Asset Sale where the total cumulative consideration for all Reference Assets sold (including the Reference Assets sold in connection with the First Qualifying Asset Sale and/or with any other prior Asset Sale) equals or exceeds $2,000,000,000 for the first time (the “Second Qualifying Asset Sale”), Employee shall receive an additional Asset Sale Bonus equal to $20,000,000. In no event may Employee earn more than one Asset Sale Bonus under this Subsection 3.7(a)(ii).

iii.

Following the Second Qualifying Asset Sale, upon the completion of the next Asset Sale where the total cumulative consideration for Reference Assets sold (including the consideration for Reference Assets sold in connection with the First Qualifying Asset Sale, Second Qualifying Asset Sale, and/or any other prior Asset Sale) equals or exceeds $3,000,000,000 for the first time (the “Third Qualifying Asset Sale”), Employee shall receive an additional Asset Sale Bonus equal to $20,000,000. In no event may Employee earn more than one Asset Sale Bonus under this Subsection 3.7(a)(iii).

Privileged and Confidential

iv.

Notwithstanding anything in Subsection 3.7(a)(i) through Subsection 3.7(a)(iii) to the contrary, when all (but not less than all) of the remaining Reference Assets are sold in connection with an Asset Sale then the Asset Sale Bonus payable in connection with such Asset Sale shall be $100,000,000, less the amount of any Asset Sale Bonus previously paid (if any) under Subsection 3.7(a)(i), Subsection 3.7(a)(ii) and Subsection 3.7(a)(iii). In no event shall the aggregate amount of Asset Sale Bonuses paid under this Agreement exceed $100,000,000 in the aggregate.

b.

Any earned Asset Sale Bonus shall be paid no later than 75 days following the completion of the applicable Asset Sale; provided, however, that if Employee resigns without Good Reason in accordance with Section 4.5 hereof (or provides notice of his resignation without Good Reason), in each case, prior to the consummation of an Asset Sale, no Asset Sale Bonus will be payable with respect to such Asset Sale unless (a) a transaction that would constitute an Asset Sale, if consummated, is in process, as determined by the Board in good faith, at the time of such termination of employment or (b) subsequent to such termination, Employee is otherwise engaged in the Asset Sale process in a manner agreed to by Employee and the Employer; provided further that if Employee’s employment is terminated by the Employer without Cause (as defined in the second to last sentence of this Subsection 3.5(b)) or Employee resigns for Good Reason prior to the payment of the full Asset Sale Bonus, Employee shall be entitled to compensation in the amount of the foregone Asset Sale Bonus. Solely for purposes of this Subsection 3.7(b), “Cause” shall have the same meaning as set forth in Section 4.4 below, but, with respect to subclauses (g), (h) and (i) thereof, shall, in each case, be qualified to include at the end of each such subclause “that has or could reasonably be expected to have a material adverse effect on the Employer Group”. As a condition to payment of the Asset Sale Bonus, Employee shall have first executed and delivered the Mutual Release within sixty (60) days following Employer’s request therefor (and shall not have revoked the Mutual Release within seven (7) days of signing it).

c.	For purposes of this Section 3.7:

i.	“Asset Sale” means the sale or disposition (in one or a series of transactions) of all or a portion of the Reference Assets on or after the Amendment Date.

ii.	“Company Group” shall mean EGH, together with any of its direct or indirect Subsidiaries (including Employer, but excluding TKO).

iii.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act of 1934), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

iv.

“Reference Assets” means the operating businesses and the other assets directly or indirectly owned by the Company Group as of April 2, 2024; provided, that in no event shall WME, TKO Group Holdings, Inc., and their respective Subsidiaries and other assets that are primarily related to or necessary for the operation of the businesses of WME, TKO or their respective Subsidiaries constitute Reference Assets.

Privileged and Confidential

v.

“Subsidiary” or “Subsidiaries” of any Person means another Person (other than an individual), of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

vi.	“TKO” means TKO Group Holdings, Inc., together with its Subsidiaries.”

(e)	Section 9 of the Employment Agreement is hereby amended by adding a new subsection to the end of such section to read as follows:

“Section 21 of the Amended and Restated Term Employment Agreement entered into as of April 2, 2024 by and among Endeavor Group Holdings, Inc., Wildcat Aggregator, LP, Wildcat OpCo Holdco, LP, Employee, and, for limited provisions therein, William Morris Endeavor Entertainment, LLC, is hereby incorporated into this Employment Agreement by reference, mutatis mutandis, with immediate effect, and EGH and Endeavor Operating Company shall provide Employee with the indemnification and other rights set forth therein in accordance with its terms from and after the Amendment Date.”

(f)	Section 20 of the Employment Agreement is hereby amended by adding a new sentence at the end of such section to read as follows:

“Employer (and, for the avoidance of doubt, any successors thereto) hereby agrees, subject to applicable law, to (or shall cause an affiliate thereof to) reimburse Employee for his reasonable documented out-of-pocket legal fees and costs incurred on or prior the Amendment Date in connection with the drafting, negotiation and execution of this Employment Agreement in connection with the execution of the Agreement and Plan of Merger, dated as of April 2, 2024, by and among Wildcat EGH Holdco, L.P., Wildcat OpCo Holdco, L.P., Wildcat PubCo Merger Sub, Inc., Wildcat OpCo Merger Sub, L.L.C., Wildcat Manager Merger Sub, L.L.C., Endeavor Executive Holdco, LLC, Endeavor Executive II Holdco, LLC, Endeavor Executive PIU Holdco, LLC, EGH, Endeavor Manager, LLC and EOC (as may be amended, modified, waived or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”), and the Rollover Agreement (as defined in the Merger Agreement), and any exhibits, schedules or other attachments thereto, and any documentation implementing any of the terms thereof, which shall be paid within thirty (30) days after the execution of the Merger Agreement.”

3.	Miscellaneous.

(a)

Sections 12 through 15, 17 through 21, 23 and 25 of the Employment Agreement shall apply to this Amendment mutatis mutandis. The Employment Agreement, as modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter thereof and hereof and supersedes all prior negotiations, discussions, preliminary agreements, and/or any oral or written agreements.

(b)	This Amendment shall be and hereby is incorporated into and forms a part of the Employment Agreement.

(c)	Except as expressly provided herein, all terms and conditions of the Employment Agreement (including, for avoidance of doubt, its Amendment No. 1) shall remain in full force and effect.

* * * * *

Execution Version

Privileged and Confidential

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: CEO

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: CEO

MARK SHAPIRO

/s/ Mark Shapiro

Signature Page to Amendment No.2 to Term Employment Agreement